DATE:     September 27, 1995 after 9:00 a.m.

CONTACT:  Linda J. Crociata (media) 716-777-7693
          Philip H. Yawman (investors) 716-777-6179
          Richard A. Smith (controller) 716-777-8650

SUMMARY:  FRONTIER CORPORATION DISCONTINUES SFAS 71;
          PREVIEWS ONE-TIME ACQUISITION CHARGE


Rochester, New York -- September 27, 1995 -- Frontier Corporation (NYSE:FRO) today announced the adoption of competitive accounting rules for its local communications companies, and the discontinuance of prior accounting principle Statement of Financial Accounting Standards 71 (SFAS 71) effective September 30, 1995. Similar to actions previously taken by six of the Regional Bell Holding Companies, Frontier has discontinued use of SFAS 71 because of changes in regulation and increasingly rapid advancements in telecommunications technology. Adoption of these competitive accounting methods will result in a post-tax charge of $112 million to third quarter 1995 earnings.

     Going forward, Frontier will apply Generally Accepted Accounting Principles (GAAP) that reflect market-based depreciation lives shorter than those presently maintained for financial reporting purposes. The shorter lives are based on an independent analysis of Frontier's technology asset base and its prospective economic life. For example, digital switching equipment currently being depreciated over 20 years under SFAS 71 will now be included in an asset class that is depreciated over an average 13.5 years with a remaining life of less than 6 years. The company does not expect the one-time charge to have any effect on current credit ratings, nor does it expect the discontinuance of SFAS 71 to have an impact on near term earnings or dividend policy. The Attachment to this release provides additional detail regarding net plant amounts, asset lives, and financial impact of the change.

     The company also announced today that it currently expects to take an acquisition-related, post-tax charge totaling $75 - $85 million in the third quarter of 1995 associated with the integration of a number of companies over the last year. On August 16, 1995, Frontier completed its acquisition of ALC Communications Corporation, a Michigan-based long distance company, that established Frontier as the nation's fifth largest long distance company. This and other recent long distance acquisitions have dramatically increased Frontier's revenue base, and have positioned the company for future growth as an integrated communications solutions provider. As expected, the integration of the acquired companies with existing Frontier businesses has resulted in instances of redundant facilities and staffing, transaction costs, and debt retirement expense.

     "The elimination of SFAS 71 accounting, and the related one-time charge, bring our accounting practices in line with the realities of our business environment," said Marvin C. Moses, executive vice president and chief financial officer of Frontier. "The acquisition-related charges, and the business decisions which they reflect, are a fundamental part of our goal of meeting or exceeding our estimated synergy targets."

     Frontier Corporation, a holding company formed on January 1, 1995, is a provider of integrated communications solutions to more than 2 million customers through its long distance, local communications, wireless and terminal equipment operations.

If you have a fax machine, you can now receive a copy of any Frontier Corporation press release dating back to July of 1994, free of charge, 24 hours a day. Call 1-800-758-5804, extension
762302 and the automated system will provide you with instructions.

You can now access Frontier Corporation on the World Wide Web
Frontier Corporation World Wide Web address:
http://www.frontiercorp.com

                  Attachment to Press Release 9/27/95


FRONTIER CORPORATION - FAS 71 Adjustment
Telephone Group Plant Asset Balances ($M)
Projected at September 30, 1995

                  Pre-Change                            Post Change
                 Network Plant  Accum.    Net   Reserve   Revised
Asset Category    In Service   Reserve   Plant  Adjust.  Net Plant
===================================================================
Digital Switching     $375.6  ($160.7)   $214.9  ($36.9)  $178.0
Analog Switching         0.4      1.0       1.4    (1.4)     0.0
Circuit Equipment      148.6    (86.9)     61.7    (9.3)    52.4
Cable:
 Aerial Metallic       237.6   (111.9)    125.7   (50.5)    75.2
 Underground Metallic  100.2    (42.3)     57.9   (42.5)    15.4
 Buried Metallic       276.3   (118.3)    158.0   (44.5)   113.5
 Fiber Optic            30.4     (6.5)     23.9    (0.5)    23.4
All Other Accounts     385.2   (224.3)    160.9     0.0    160.9
                    ==============================================
Total Telephone Grp $1,554.3  ($749.9)   $804.4 ($185.6)  $618.8
                    ==============================================
NETWORK ASSET LIVES (Years) - FAS 71 Adjustment

                    Pre-Change Composite of       Post Change
                      Regulator-Approved       Estimated Economic
Asset Category            Asset Lives             Asset Lives
===================================================================
Digital Switching             20.0                   13.5
Analog Switching              12.0                    8.0
Circuit Equipment             12.0                    8.0
Cable:
  Aerial Metallic             27.0                   19.0
  Underground Metallic        35.0                   12.0
  Buried Metallic             24.0                   18.0
  Fiber Optic                 35.0                   25.0

FINANCIAL STATEMENT IMPACTS - FAS 71 Adjustment
 (Dollars in millions)
INCOME STATEMENT IMPACTS - 3RD QUARTER 1995


                                   Pre-Tax         After-Tax
Extraordinary Item:

Reduction in Recorded Value of
 Long Lived Telephone Plant        ($185.6)         ($115.4)
Elimination of Regulatory
 Assets & Liabilities                 $5.1             $3.2
                                   ==========      ==========
Total Extraordinary Item           ($180.5)         ($112.2)
                                   ==========      ==========